                                                                     Exhibit 2.2

                         ADVANCED RADIO TELECOM CORP.

                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is made as of March 28, 2000 (the "Signing Date") among Advanced Radio Telecom Corp., a Delaware corporation ("ART") and Bachow Communications, Inc., a Delaware corporation ("BCI").

     WHEREAS, ART wishes to purchase, and BCI wishes to sell, certain licenses granted by the Federal Communications Commission (the "FCC") to BCI listed on
Schedule 1.1 hereto (the "Licenses") and certain other assets specified herein in exchange for that number of shares of ART's Common Stock, $.001 par value per share (the "Common Stock"), calculated pursuant to Section 1.3 hereof (the "Transaction").

     WHEREAS, the Assets (as defined herein) comprise more than ninety percent (90%) of the assets of BCI; and

     WHEREAS, ART and BCI desire the Transactions to qualify as a "tax free" reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the premises and the respective covenants and representations and warranties herein contained, the parties hereto agree as follows:

1.   Sale of Assets.
     --------------

     1.1.  Sale of Assets.  Subject to and upon the terms and conditions of this
           --------------
Agreement, BCI agrees to sell and transfer to ART and ART agrees to purchase and acquire from BCI, free and clear of any pledge, lien, options, warrants, security interest, mortgage claim, charge, liability, right of first refusal, lease, management agreement, contractual restrictions on transfer or other encumbrance of any kind whatsoever (the "Liens") other than those in favor of ART, at the Closing (defined below) all of BCI's right, title and interest in, to and under the following assets (the "Assets"):

          (a) the Licenses and all other licenses, permits, authorizations and approvals from all Federal, state, municipal, county, local and any other governmental or quasi governmental department, commission, board, bureau, agency, court or other instrumentality (collectively, the "Governmental Authorities") with respect to the foregoing; and

          (b) The leases and the related agreement listed on Schedule 1.1 hereto (the "Leases").

     1.2.  No Assumption of any Liabilities.  ART will not assume, satisfy or
           --------------------------------
perform any of the debts, liabilities, obligations or commitments of BCI other than: (i) liabilities under any Leases included in the Assets arising after the Closing Date; and (ii) Assumed Expenses (as defined below) (collectively, the "Assumed Liabilities"). BCI will retain and satisfy all such debts, liabilities, obligations and commitments other than the Assumed Liabilities.

     1.3.  Consideration.
           -------------

           (a) Subject to and upon the terms and conditions of this Agreement, in consideration of sale and transfer of the Assets to ART, ART will issue to BCI at the Closing the number of shares of its Common Stock (the "Consideration") equal to: the quotient of (i) the product of (A) two multiplied by (B) the excess of (x) 39,669,466 over (y) the quotient of the dollar amount of the Assumed Expenses divided by $1.35, divided by (ii) 36 (rounded up to the newest whole number).

           (b) In the event that, prior to Closing, any stock split, combination of the shares of Common Stock, or recapitalization of ART occurs, the Consideration shall be equitably adjusted so that BCI will receive after the event occasioning such adjustment the same number of shares of Common Stock as it would have received had the Closing occurred immediately prior to such event. In the event of any consolidation or merger of ART with another corporation or entity prior to Closing, the sale of substantially all of ART's assets to another corporation or entity prior to Closing, or if ART is not involved in such a transaction, but is not at the Closing listed on Nasdaq, the New York Stock Exchange or a comparable system (a "Qualifying Listing"), the Consideration shall be altered so that BCI will receive (i) if the consideration in such transaction is publicly traded stock, the number of shares of such stock as would be issuable or payable with respect to or in exchange for that number of shares of Common Stock calculated pursuant to Section 1.3(a) if the Consideration had been issued immediately prior to such consolidation, merger or sale and (ii) if the consideration in such transaction is other than publicly traded stock or if the Consideration would be issued in Common Stock and ART does not have a Qualifying Listing, cash equal to the product of (A) the number of shares calculated pursuant to Section 1.3(a) and (B) $36.

2.   Closing.
     -------

     2.1. The closing of the Transaction (the "Closing") shall take place on such date and at such time within 10 days after all necessary FCC consents to assign the Licenses become Final Order (as defined in Section 10.3) (the "FCC Consent), subject to the satisfaction or waiver of the conditions contained in Sections 10 and 11 (but in no event later than April 1, 2001) as mutually agreed by the parties (the "Closing Date") at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110.

     2.2.  Deliveries by BCI at Closing.  At Closing, BCI shall deliver to ART:
           ----------------------------

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           (a)  any Bills of Sale or other instruments of assignment reasonably required or requested by ART to transfer, convey and assign the Assets to ART;

           (b) certified copies of resolutions of the shareholders and the board of directors of BCI authorizing BCI to enter into and perform its obligations under this Agreement;

           (c) a copy of the charter documents of BCI certified by the appropriate public official and a copy of the by-laws of BCI certified by its Secretary; and

           (d) all such other documents and instruments as ART or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby; and

     2.3.  Deliveries by ART at Closing.  At Closing, ART shall deliver to BCI:
           ----------------------------

           (a) one or more stock certificates as BCI shall request, not exceeding 10, representing the Consideration registered in the name of BCI (or cash if required under Section 1.3(b));

           (b) certified copies of the resolutions of the board of directors of ART authorizing ART to enter into and perform its obligations under this Agreement;

           (c) a copy of the charter documents of ART certified by the appropriate public official and a copy of the bylaws of ART certified by its secretary; and

           (d) all such other documents and instruments as BCI or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

     2.4.  Certifications; Opinions.  At Closing, ART and BCI shall deliver the
           ------------------------
certificates, opinion of counsel and other documents described in Sections 10 and 11 hereof, respectively, unless waived.

     2.5.  Form of Documents and Instruments.  All of the documents and
           ---------------------------------
instruments delivered at Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties' respective counsel.

3.   Representations and Warranties of BCI.  BCI represents and warrants to ART
     -------------------------------------
as follows:

     3.1.  Entity Status.  BCI is a corporation duly organized, validly existing
           -------------
and in good standing under the laws of the Commonwealth of Pennsylvania. BCI has full corporate power and authority to carry on its business as and where now conducted, and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. BCI has delivered to ART complete and

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correct copies of any organizational, by-laws or charter documents applicable to it, each as amended and in effect on the date hereof. Paul Bachow (the "Stockholder", and together with BCI the "Bachow Entities") owns 100% of the outstanding capital stock of BCI, and there are no outstanding subscriptions, options, warrants or other rights convertible into or exercisable for, or any agreements to issue, capital stock of BCI.

     3.2.  Authority for Agreement; Conflicts.
           ----------------------------------

           (a) BCI has all necessary power and authority, corporate or otherwise, to enter into, execute and deliver this Agreement, the Rights Agreement (the "Rights Agreement") entered into between ART and Bachow Entities dated the date hereof, the Management Agreement (the "Management Agreement") entered into between ART and BCI dated the date hereof and the other documents to be delivered by Bachow Entities at the Closing (the Rights Agreement, Management Agreement and such other documents, including without limitation the Guarantee of Paul Bachow attached as Exhibit A hereto (the "Guarantee") are collectively the "Bachow Documents") and to perform fully its obligations hereunder and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the applicable Bachow Documents by BCI has been duly authorized by all necessary corporate action.

           (b) Each of this Agreement, the Management Agreement, the Rights Agreement and the Guarantee has been, and the other Bachow Documents, at the Closing, will have been, duly and validly executed and delivered by, as applicable, BCI and Stockholder and each of this Agreement, the Management Agreement and the Rights Agreement constitutes, and the other Bachow Documents will constitute, the legal, valid and binding obligation of BCI and, if a signatory thereto, Stockholder and each of this Agreement, the Management Agreement, the Rights Agreement and the Guarantee is, and the other Bachow Documents will be, enforceable by and against BCI and, if a signatory thereto, Stockholder in accordance with its respective terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors= rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

           (c) The execution and delivery of this Agreement, the Rights Agreement, the Management Agreement, the Guarantee and the Bachow Documents by BCI and, if a signatory thereto, Stockholder and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violations of or defaults, except such as would not have a material adverse effect on the Assets or on obtaining FCC Consent, under:
     (i) subject to the receipt of FCC Consent, any statute, regulation, order, judgment or decree of any federal, state or local governmental body or regulatory authority applicable to BCI, the Stockholder or any of the Assets; (ii) any mortgage, indenture, lease, agreement, instrument or other obligation to which BCI or the Stockholder is a party or by which any of the Assets are bound; or (iii) any permit,

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     concession, grant, franchise, license, of or applicable to BCI or the
     Stockholder. Such execution, delivery and consummation will not result in the creation of any Lien upon any of the Assets.

     3.3.  Consents and Approvals of Governmental Authorities.  Except for the
           --------------------------------------------------
FCC Consent and the expiry or earlier termination of the waiting period under the HSR Act, no consent, approval or filing with any governmental or regulatory authority is required to be made or obtained by BCI or Stockholder in connection with its execution and delivery of and performance of its obligations under, this Agreement and the Guarantee.

     3.4.  FCC Regulatory Matters.
           ----------------------

           (a) BCI is in compliance with the Federal Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations and policies of the FCC promulgated thereunder applicable to either Bachow Entity or the Assets, and each Bachow Entity is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to either Bachow Entity or the Assets and is not in default under any order, writ, injunction or decree of any court or governmental agency or instrumentality applicable to either Bachow Entity or the Assets, except for any noncompliance that would not materially threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses or the grant of FCC Consent.

           (b)  FCC Licenses.  Schedule 1.1 sets forth a true and complete list
                ------------
     of each License that is being assigned to ART hereunder, the name of the licensee or permit holder, the call sign, the License expiration date, and the status of any applications for assignment, transfer or waiver of FCC rules filed with the FCC. BCI has provided to ART true and correct copies of the Licenses received by it from the FCC. None of such Licenses are subject to any Lien, and BCI owns all of the right, title and interest in, to and under such Licenses. All the Licenses are currently valid and in full force and effect and BCI and its affiliates have met material applicable construction or build-out regulations required to be met as of this date for each of the Licenses. Neither BCI nor any of its affiliates has received, as of the date of this Agreement, any notification of an investigation, violation or forfeiture, any notice of apparent liability, or any other order or complaint issued by or before any court or governmental body, including the FCC that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses, nor, as of the date of this Agreement, to the knowledge of BCI is any such action threatened (other than, in any such case, actions or matters relating to the wireless communications or 38.6 - 40 GHz licenses ("39 GHz Licenses") industries generally). At the date of this Agreement, neither BCI nor any of its affiliates has knowledge of any other proceedings (other than proceedings relating to the wireless communications industry or 39 GHz Licenses generally) that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses.

           (c)  Fees.  All franchise, license or other fees and charges that
                ----
     have become due and payable with respect to the Assets pursuant to any applications, filings, recordings and registrations with, and all validations or exemptions, approvals, orders or authorizations, consents, Licenses, certificates and permits from, the FCC, any state public utility commission and any other federal, state or local regulatory or governmental bodies or authorities, including any subdivision thereof, have been paid.

           (d)  License Compliance.  No event has occurred or failed to occur
                ------------------
     which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any License or (ii) materially adversely affects any of the rights of BCI or any of its affiliates thereunder, except in the case of clause (i) or (ii), for litigation, legislation, rule making or other matters, in each case, affecting the wireless communications industry or 39 GHz Licenses generally. At the date of this Agreement, except to the extent caused by ART's failure to comply with its obligations under the Management Agreement, BCI has no reason to believe that the Licenses will not be renewed by the FCC in the ordinary course.

           (e)  Reports.  Any and all material reports and filings required to
                -------
     be filed with the FCC by the Bachow Entities with respect to the Licenses have been filed and BCI has provided true and correct copies of all such reports and filings to ART. All such reports and filings were accurate and complete in all material respects.

           (f)  Disclosure.  BCI knows of no facts pertaining to its
                ----------
     qualifications to be a licensee which would cause the FCC not to issue its approval with respect to, or otherwise prevent, the transfer to ART pursuant to this Agreement of the Licenses (other than those relating to the wireless communications industry or 39 GHz Licenses generally).

           (g)  Exception.  Notwithstanding any of the foregoing, BCI makes no
                ---------
     representation with respect to, and assumes no responsibility hereunder for, (a) the demonstration of "substantial service" set forth in Section 101.17(a) of the FCC's rules or the consequent nonrenewal of any License under that section or (b) the failure of any of the representations and warranties in Section 3.4 to be true and correct if such failure is due, directly or indirectly, to ART's actions under or in connection with, or failure to act in breach of its obligations under, the Management Agreement. ART expressly assumes the risks referred to in the preceding sentence.

     3.5.  Title to the Transferred Assets; Liens; Other Assets.  BCI has,
           ----------------------------------------------------
subject to the laws and regulations administered by the FCC generally applicable to 39 GHz Licenses, good, indefeasible and transferable title to all of the Assets, free and clear of all Liens.

     3.6.  Leases.  Schedule 1.1 includes a correct description of each Lease
           ------
included in the Assets, including the name of the Landlord, the address of the leased location and the monthly rent. A true, complete and correct copy of each written Lease included in the Assets has been provided to ART. A complete description of all terms of any oral lease is set forth on Schedule 1.1. Each such Lease is a legal, valid, binding enforceable agreement, in full force and effect and consummation of the transactions contemplated hereby will not cause a default under or permit the termination or modification of any such Lease. No party to any such Lease is in default thereunder.

     3.7.  Contracts.  Except for this Agreement and the Leases, neither Seller
           ---------
is a party to any contract, commitment or similar agreement or arrangement, whether written or oral, by which any of the Assets is bound or affected.

     3.8.  Litigation.  At the date of this Agreement, there are no actions,
           ----------
claims, proceedings, suits and investigations pending, or, to the best knowledge of BCI threatened against BCI or any of its properties, assets or rights before any court, arbitrator or administrative or governmental body: (i) which seek to revoke, rescind, cancel, modify or refuse to renew any License or; (ii) relating to the transactions contemplated hereby, nor is there any basis for any such action. As of the date of this Agreement, there is no judgment, order or decree adversely affecting the Assets or the transactions contemplated hereby. At the Closing, there shall be no order or decree materially adversely affecting the Assets or the transactions contemplated hereby (except those relating to the wireless communications industry or 39 GHz Licenses generally).

     3.9.  Disclosure.  Neither this Agreement nor any exhibit or schedule
           ----------
hereto nor any statement, list or certificate delivered to ART at or prior to the Closing in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein and therein in the context in which they were made not misleading. Except as otherwise disclosed herein or on the schedules hereto, BCI knows of no information or fact that has or could have a material adverse effect on the Assets except that BCI makes no representation with respect to changes affecting 39 GHz Licenses generally and changes external to BCI and its business such as changes in demographics, the industry or the economy.

     3.10. Brokerage.  There are no claims for brokerage commissions or finder=s
           ---------
fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of BCI or Stockholder other than with Daniels and Associates, L.P. which fees will be paid by BCI, to the extent not included in Assumed Expenses.

     3.11. Accredited Investors.  BCI is an "accredited investor" as such term
           --------------------
is defined under Rule 501 under the Securities Act. BCI investment decisions are made by persons having such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risk of the investment contemplated hereby. BCI is capable of bearing the economic risks associated with the investment contemplated hereby. BCI has been provided access to such information and documents regarding ART and has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of ART concerning this agreement and the Common Stock.

     3.12. Own Account.  BCI is acquiring the shares of Common Stock (the
           -----------
"Securities") for its own, for investment and not with a view to any "distribution" thereof within the meaning of the Securities Act. It is understood that, in addition to any other transfers complying with applicable securities laws, the Securities may be transferred (a) pursuant to a pro rata distribution to shareholders upon the liquidation of BCI, (b) by gift to the spouse or issue of Stockholder or to a trust or other vehicle solely for the benefit of any of the foregoing, and (c) by gift to a charitable trust organized by Stockholder (collectively, the "Permitted Transfers").

     3.13. Transfer Restrictions.  BCI understands that the Securities are
           ---------------------
subject to certain restrictions on transfers and that the Company may, as a condition to a permitted transfer (other than a "Permitted Transfer") of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act or by Rule 144(k) of the Securities Act. BCI understands that each certificate representing the Securities will, subject to subsequent removal, bear the following legend or one substantially similar:

           The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the "Act"), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.

     3.14. Private Placement.  BCI has been advised that the Securities have
           -----------------
not been and, subject to Section 5 hereof, are not being registered under the Securities Act, and that ART in issuing the Securities is relying upon, among other things, the representations and warranties of BCI in this Section 3 in concluding that the offer and sale of the Securities shall be exempt from the provisions of Section 5 of the Securities Act.

4.   Representations and Warranties by ART.  ART represents and warrants as
     -------------------------------------
follows:

     4.1.  Entity Status.  ART is a corporation duly organized, validly existing
           -------------
and in good standing under the laws of the State of Delaware. ART has full corporate power and authority to carry on its business as and where now conducted, and to own or lease and operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. ART is qualified to do business and is in good standing in each of the jurisdictions in which the nature of its business or the property owned or leased by it make such qualification necessary.

     4.2.  Authorization for Agreement; Conflict.
           -------------------------------------

           (a) ART has all necessary corporate power and authority to enter into and execute this Agreement, the Rights Agreement, the Management Agreement and the other documents to be delivered by ART at the Closing (the "ART Documents") and to perform fully its obligations hereunder and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the ART Documents has been duly authorized by all necessary corporate action.

           (b) Each of this Agreement, the Management Agreement and the Rights Agreement has been, and the other ART Documents, at the Closing, will have been, duly and validly executed and delivered by ART and each of this Agreement, the Management Agreement and the Rights Agreement constitutes, and the other ART Documents will constitute, the legal, valid and binding obligation of ART and each of this Agreement, the Management Agreement and the Rights Agreement is, and the other ART Documents will be, enforceable by and against ART in accordance with its respective terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors= rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

           (c) The execution and delivery of this Agreement and the ART Documents by ART and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violations of or defaults, except such as would not have a material adverse effect on ART or the attainment of FCC Consent, under: (i) any statute, regulation, order, judgment or decree of any federal, state or local governmental body or regulatory authority applicable to ART; (ii) any mortgage, indenture, lease, agreement, instrument or other obligation to which ART is a party; or (iii) any permit, concession, grant, franchise, license, of or applicable to ART.

     4.3.  Litigation.  As of the date of this Agreement, there are no actions,
           ----------
claims, proceedings, suits or investigations pending, or, to the knowledge of ART, threatened, that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor does ART know of any basis for any such action, claim, suit, proceeding or investigation.

     4.4.  Consents and Approvals of Government Authorities.  Except for the FCC
           ------------------------------------------------
Consent, and the expiry or earlier termination of the waiting period under the HSR Act, and except for any consent, approval of filing which will have been made or obtained prior to Closing, no consent, approval or filing with any court or governmental or regulatory authority is required to be made or obtained by ART in connection with its execution, delivery and performance of this

Agreement.

     4.5.  Stock.  The Common Stock issued as the Consideration, when issued
           -----
hereunder, will be duly authorized, validly issued, fully paid and nonassessable.

     4.6.  FCC Regulatory Matters.  Except in each case as would not have a
           ----------------------
material adverse effect on ART or the transactions contemplated hereby, ART is in compliance with the Communications Act and the rules, regulations and policies of the FCC promulgated thereunder applicable to ART or its assets, and ART is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to ART or its assets and is not in default under any order, writ, injunction or decree of any court or government agency or instrumentality. ART knows of no facts pertaining to its qualifications to be a licensee which would cause the FCC not to issue approval with respect to, or otherwise prevent, the transfer to ART pursuant to this Agreement of the Licensees (other than those relating to the wireless communications industry or 39 GHz Licenses generally).

     4.7.  SEC Filings; Financial Statements.
           ---------------------------------

           (a) ART has filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") to be filed by ART since January 1, 1999 as filed on or before the date of this Agreement (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein the "ART SEC Reports"). As of their respective dates (except if revised or superseded by a subsequent filing on or before the date of this Agreement, as of such date), the ART SEC Reports (including the financial statements included therein) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. ART has filed with the SEC as exhibits to the ART SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are in all material respects true and complete copies of such agreements, contracts and other documents or instruments, as the case may be (subject to any confidential treatment requests allowing excision of confidential information from the publicly filed document). None of ART's subsidiaries is required to file any reports, schedules, statements or other documents with the SEC.

           (b) The consolidated balance sheets of ART and its consolidated subsidiaries as of each of December 31, 1998 and September 30, 1999 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the 12 month period and the nine month period then ended, true and complete copies of which have been made available to BCI, fairly present ART's consolidated financial position as of their respective dates and its consolidated results of operations and cash flows for the respective periods then ended, in accordance with U.S. generally accepted accounting principles applied on a consistent basis except as described in the footnotes to the financial statements.

           (c) Since January 1, 1999, to Art's knowledge, there has been no material disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K under the Securities Act) between ART and its independent accountants with respect matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which if not resolved to the satisfaction of such accountant would cause it to make a reference to the subject matter of the disagreements in connection with its report.

     4.8.  Brokerage.  There are no claims for brokerage commissions or finder's
           ---------
fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of ART.

5.   Registration Rights.  If ART at any time proposes to file a Registration
     -------------------
Statement (as defined below) for the sale by ART of its Common Stock, it will, prior to such filing, give notice to BCI (or the Included Transferees, as defined below; the Included Transferees and BCI, together the "Holders") of its intention to do so and, upon written request of any of the Holders given within 15 days after ART provides such notice (which request shall state the intended method of disposition of such Registrable Shares (as defined below)), ART shall use its reasonable efforts to cause all Registrable Shares which ART has been requested by any of the Holders to register to be registered under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") to the extent necessary to permit their sale or other disposition in accordance with the intended methods of disposition specified in the request specified in such Holders' request, provided that ART shall have the right to
                                    -------- ----
postpone or withdraw any registration effected pursuant to this Section 5 and shall incur no liability to any Holder for doing so. ART hereby agrees to pay, all Registration Expenses (as defined below) in connection with each registration of Registrable Shares requested pursuant to this Section 5. For purposes hereof, an "Included Transferee" shall include BCI, Stockholder and up to 10 other persons holding Registrable Shares originally issued to BCI, or an affiliate, as the case may be, as Consideration hereunder (or under the Rights Agreement) and designated by a Bachow Entity as an Included Transferee provided
                                                                       --------
that (i) BCI, or such affiliate, has given ART notice of such transfer and (ii)
----
such transferee agrees in writing to be bound by all the provisions of this
Section 5. In the event, prior to Closing, ART files a so called "shelf" Registration Statement under Rule 415 under the Securities Act with respect to which a Holder would have rights to include Registrable Shares if they were then issued, BCI shall have the right to include in such Registration Statement up to a reasonable estimate of the number of shares of Common stock to be issued as the Consideration, all subject to the other provisions of this Section 5, as if such shares were then issued.

     5.1. "Rule 144" means Rule 144 promulgated under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

     5.2. "Registration Statement" means a registration statement filed by ART with the SEC for a public offering and sale of ART's Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any other form for a similar limited purpose, or any registration statement covering solely securities proposed to be issued in exchange for securities or assets of another corporation or other entity in a merger, consolidation, acquisition, exchange offer, or other transaction).

     5.3. "Registrable Shares" means the shares of ART Common Stock received by BCI or any other Holder as part of the Consideration in the transaction contemplated hereby or (ii) pursuant to a closing under the Rights Agreement; provided that any shares which are Registrable Shares shall cease to be
-------------
Registrable Shares: (i) upon any sale thereof pursuant to a Registration Statement, Rule 144, or otherwise in a public offering; (ii) upon any assignment thereof except to and included Transferee; or (iii) when, in the opinion of counsel satisfactory to ART, such shares become eligible for sale under paragraph (k) of Rule 144.

     5.4. "Registration Expenses" means all expenses incident to performance of or compliance with Section 5 hereof by ART, including without limitation all listing fees, all fees and expenses of complying with securities or blue sky laws, all printing and automated document preparation expenses, all messenger and delivery expenses, the fees and disbursements of counsel for ART and of its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance, underwriting discounts and commissions and applicable transfer taxes, if any. Notwithstanding the foregoing, the Holders shall, on a pro-rata basis, pay all registration and filing fees and underwriting commissions and discounts and transfer taxes attributable to the Registrable Shares and all fees and disbursements of their individual counsel and advisors.

     5.5.  Cutbacks.  In connection with any registration under this Section 5
           --------
involving an underwriting, ART shall not be required to include any Registrable Shares in such registration unless Holders accept the terms of the underwriting as agreed between ART and the underwriters selected by it. If the managing underwriter advises ART that the inclusion of Registrable Shares or other shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of shares for ART's account proposed to be registered by ART, then ART shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein. In such case, the securities so included shall be reduced as follows: (i) all shares which stockholders other than ART, the Holders and other persons or entities holding registration rights seek to include in the registration shall be excluded from the registration to the extent limitation on the number of shares included in the registration is required; and (ii) if further limitation on the number of shares to be included in the registration is required, then the shares to be registered shall include:
(a) first,
shares to be registered by ART, (b) second, those shares held by the persons or entities holding registration rights which by their terms are prior to the rights of BCI the agreements for which are set forth on Schedule 5.5; and, if pursuant to a demand by persons having so called "demand registration rights", the shares such parties hold, and (c) third shares held by all other persons or entities holding registration rights, including BCI's Registrable Shares, if any. If pursuant to clause (c) of the prior sentence other persons or entities holding registration rights seek to register such rights then the Holders and such other persons or entities shall participate in the registration pro rata based upon their total ownership of shares of Common Stock (giving effect to the conversion into Common Stock of all securities convertible thereunto). If any holder of registration rights would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata in the manner described in the preceding sentence. ART will not grant new piggyback registration rights with priorities greater than the piggyback registration rights of the Holders.

     5.6.  Information Provided by the Holders.  ART may require Holders, as a
           -----------------------------------
condition to registering any Registrable Securities, to furnish ART such information regarding the Holders and the distribution of such securities as ART may from time to time reasonably request in writing and which shall be required by the Securities Act (or similar state laws) or by the Commission in connection therewith.

     5.7.  Filing Requirements.  Until the date two years following the last
           -------------------
issuance of Common Stock to BCI pursuant to this Agreement or to the Holders pursuant to the Rights Agreement, ART shall timely file with the SEC such information as the SEC may prescribe under Section 13 or 15(d) of the Exchange Act and the rules and regulations of the SEC thereunder and otherwise use its reasonable efforts to ensure that the public information requirements of Rule 144 are satisfied with respect to ART.

     5.8.  Indemnification.
           ---------------

           (a)  Indemnities of ART.  In the event of any registration of any
                ------------------
     Registrable Securities under the Securities Act pursuant to this Section 5, ART will indemnify and hold harmless each Holder and each other Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Person may be or become subject under the Securities Act and any other securities or other law of any jurisdiction, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein; or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Holders for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that ART shall not be liable to Holders
                    --------  -------
     in any such case for any such loss, claim, damage, liability, action or proceeding: (i) to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement or incorporated document, in reliance upon and in conformity with written information furnished to ART or expressly for use therein or on behalf of such Holder; or (ii) such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and the Holders failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act. The indemnities of ART contained in this Section 5.8 shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders.

           (b)  Indemnities of BCI or Other Holders.  In the event of any
                -----------------------------------
     registration of any Registrable Securities pursuant to this Section 5, each Holder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.8 hereof) ART, each director of ART, each officer of ART who shall sign such registration statement and each other Person (other than BCI), if any, who controls ART within the meaning of
     Section 15 of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated therein, if such statement or omission was made in reliance upon and in conformity with written information furnished to ART expressly for use therein by or on behalf of such Holder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of ART or any such director, officer or controlling Person; provided that the obligation to indemnify will be
                         -------- ----
     individual to each Holder and will be limited to the proceeds (net of underwriting discounts and commissions) received by such Holder from the sale of Registrable Stock pursuant to such Registration Statement.

          (c)   Indemnification Procedures.  Promptly after receipt by an
                --------------------------
     indemnified party of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Section 5.8, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to each such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice to such indemnifying party as provided herein shall not relieve such indemnifying party of its obligations under the foregoing provisions of this Section 5.8, except and solely to the extent that such indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, each indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to such an indemnifying party), and after notice from an indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that: (i) if the indemnified
                               --------  -------
     party reasonably determines that there may be a conflict between the positions of such indemnifying party and the indemnified party in conducting the defense of such action or that there may be defenses available to such indemnified party different from or in addition to those available to such indemnifying party, then counsel for the indemnified party shall conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party and such indemnifying party shall employ separate counsel for its own defense; (ii) in any event, the indemnified party shall be entitled to have counsel chosen by such indemnified party participate in, but not conduct, the defense; and (iii) the indemnifying party shall bear the legal expenses incurred in connection with the conduct of, and the participation in, the defense as referred to in clauses (i) and (ii) above. If, within a reasonable time after receipt of the notice, such indemnifying party shall not have elected to assume the defense of the action, such indemnifying party shall be responsible for any legal or other expenses incurred by such indemnified party in connection with the defense of the action, suit, investigation, inquiry or proceeding. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          (d)   Contribution.  If the indemnification provided for in this
                ------------
     Section 5.8 hereof is unavailable to a party that would have been an indemnified party under this Section 5.8 in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 5.8 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The obligation to contribute will be individual to each Holder and will be limited to the amount of proceeds (net of underwriting discounts and commissions) received by such Holder from the sale of Registrable Stock pursuant to such Registration Statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
     Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     5.9.  ART's Obligations in Registration.  Whenever ART is obligated, by the
           ---------------------------------
provisions of this Section 5, to effect the registration of any Registrable Shares under the Securities Act, ART shall (a) furnish to the Holders for whom such Registrable Shares are registered or are to be registered and to the underwriter, if any, such numbers of copies of a prospectus, including a preliminary prospectus and any amendments or supplements thereto, in conformity with the requirements of the Securities Act, (b) register or qualify the Registrable Shares covered by such registration statement at the expense of such Holder (if such expense is in addition to those incurred by ART in registering or qualifying shares to be sold by ART in such registration) under such state securities or blue sky laws of such jurisdictions as the Holders for whom such Registrable Shares are registered or are to be registered shall reasonably request in light of any distribution being then contemplated, except that ART shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified; (c) notify each Holder of such Registrable Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading; and (d) cause all such Registrable Shares to be listed on the Nasdaq Stock Market or on such other exchange on which securities of the same class as the Registrable Shares are then primarily listed.

6.   Expenses.  ART shall assume and satisfy up to an aggregate of $3 million of
     --------
the fees and expenses incurred by BCI in connection with the Transaction, including BCI's legal and accounting expenses and fees and expenses payable by BCI to the firm of Daniels & Associates L.P., but only to the extent that such
                                              --------
fees and expenses are set forth on a detailed schedule identifying the party and amount owned delivered to ART by BCI at Closing (all such fees and expenses assumed by ART collectively, the "Assumed Expenses"). ART will not assume or bear any expenses, fees or liabilities other than as provided in Section 1.2 and this Section 6. The Bachow Entities shall remain responsible for and shall satisfy any amounts not shown on the schedule referenced above and for any amounts above $3 million.

7.   Survival of Representations and Warranties.  All representations,
     ------------------------------------------
warranties and
agreements of BCI and ART contained herein (including all schedules and exhibits hereto) or in any document, statement, certificate or other instrument referred to herein or delivered at the Closing in connection with the transactions contemplated hereby shall survive (i) the execution and delivery of this Agreement, (ii) any investigation by ART of the Bachow Entities or the Assets, and (iii) the Closing and the consummation of the transactions contemplated by this Agreement provided, however, that such representations and warranties shall
               --------  -------
only survive two years after the Closing.

8.   Indemnities.  In addition to the indemnities provided under Section 5.8
     -----------
hereof, the parties agree as follows.

     8.1.  Indemnification by BCI.  BCI shall indemnify and hold harmless ART
           ----------------------
and it ssuccessors and assigns for any and all damages, claims, losses, liabilities, and expenses, including without limitation reasonable legal and accounting expenses (collectively, "Losses"), which may arise out of: (i) any breach of BCI's covenants and agreements hereunder; (ii) any inaccuracy or misrepresentation in any representation or warranty of BCI hereunder, or any inaccuracy or misrepresentation in any certificate or document delivered in accordance with the terms of this Agreement by the Bachow Entities; (iii) any liabilities of BCI other than Assumed Liabilities; or (iv) any claim or action asserted by any third party arising out of or in connection with any event, act or omission relating to any of the Assets occurring prior to the Closing (other than (a) those relating to the wireless communications industry or 39 GHz Licenses generally and (b) to the extent caused by any act of ART under, or failure of ART to fulfill its obligations under, the Management Agreement). BCI shall not be liable for indemnification claims under this Section 8.1 unless BCI is given notice of the claim by ART within two years following the Closing. To the extent feasible BCI may satisfy its obligations under this Section 8.1 by delivering to ART shares of ART stock; provided, however, that any Losses that
                                       --------  -------
result in cash out-of-pocket expenditures by ART must be satisfied by BCI with cash, unless otherwise agreed. Shares delivered in satisfaction of obligations under this Section 8.1 shall be valued at $36 per share.

     8.2.  Limitation. Notwithstanding Section 8.1, BCI shall have no obligation
           ----------
to indemnify ART and its successors and assigns pursuant to this Section 8 until the aggregate of all Losses suffered or incurred by ART and such other persons exceeds $250,000, in which case ART may recover for all Losses. BCI's maximum liability for indemnification shall be the value of the Consideration net of all taxes paid or payable (giving effect to the tax effect of any indemnity payments).

     8.3.  Indemnification by ART.  ART shall indemnify and hold harmless BCI
           ----------------------
and its respective successors and assigns from and against any and all Losses which may arise out of: (i) any breach of any of ART's covenants and agreements; or (ii) any inaccuracy or misrepresentation in any representation or warranty of ART hereunder, or any inaccuracy or misrepresentation in any certificate or document delivered to the Bachow Entities in accordance with the terms of this Agreement to ART shall not be liable for indemnification claims under this
Section 8.3 unless ART is given notice of the claim by BCI within two years following the

Closing. Notwithstanding Section 8.3, ART shall have no obligation to indemnify BCI and its successors and assigns pursuant to this Section 8 until the aggregate of all Losses suffered or incurred by BCI and such other persons exceeds $250,000, in which case BCI may recover for all Losses.

     8.4.  Exclusive Remedy.  The indemnification provisions in this Section 8
           ----------------
shall constitute the sole remedies for any claim brought after Closing in connection with this Agreement or any of the transactions contemplated hereby, except for a claim arising under Section 5 or from a breach of a covenant or agreement.

9.   Covenants.
     ---------

     9.1.  FCC and Other Approval.
           ----------------------

           (a) BCI and ART will use its best efforts to join in and submit as soon as practicable, and in no event later than ten business days after the Signing Date, one or more applications (the "Applications") to the FCC as deemed by BCI and ART to be appropriate requesting the FCC's written consent to the assignment of the Licenses to ART or designees of ART.

           (b) Each of BCI, and its ultimate parent, as applicable, and ART will use its best efforts to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). Each of BCI, and its ultimate parent entity, and ART will file as soon as practicable, and in no event later than fifteen business days after the Signing Date, any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. Each party shall pay its own filing fees.

           (c) ART and BCI shall each pay the fees charged to it by the FCC in connection with its Application, and the cost of publishing any public notices in connection therewith.

     9.2.  Further Assurances.  At any time and from time to time at or after
           ------------------
the Closing, at the request of ART and without further consideration, BCI will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as ART may reasonably determine is necessary to transfer, convey and assign to ART, and to confirm ART's title to or interest in the Assets.

     9.3.  Public Announcements.  (a) Prior to the Closing, without the prior
           --------------------
written consent of the other party, neither BCI nor ART (nor their respective affiliates, representatives or advisors) will, and each will direct its respective representatives or advisors not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, this Agreement, the other agreements and transactions contemplated hereby, or the specific matters discussed between the parties, and (b) after the

Closing, BCI (nor its respective affiliates, representatives or advisors) will not and will direct its affiliates, representatives or advisors not to, at any time, without the prior written consent of ART, make any announcement, issue any press release or make any statement to any third party with respect to this Agreement, the agreements and transactions contemplated hereby, or any of the specific matters discussed between the parties; provided, with respect to both
(a) and (b) of this Section 9.3 BCI and ART may each communicate with its or their representatives and advisors concerning these matters and any party may make any disclosure required by law (including, without limitation, the HSR Act) or the rules of the FCC or Nasdaq.

     9.4.  Information and Access; Compliance.  During the period from the date
           ----------------------------------
of this Agreement and continuing until the Closing or until the termination of this Agreement pursuant to Section 12 hereof, BCI shall afford ART and its representatives and advisors with reasonable access to BCI and the Assets and all matters and information that any of them may reasonably request. The provisions of access pursuant to this Section 9.4 shall in no way affect or otherwise obviate or diminish any representations and warranties of BCI. The parties shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby (including furnishing all information required by the FCC, the Federal Trade Commission or the Department of Justice in connection with transfer of the Licenses) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with this Agreement and the transactions contemplated hereby. Neither the Bachow Entities nor ART shall take any action that shall have the foreseeable effect of preventing the Closing of the transactions contemplated hereby.

     9.5.  Conduct of Business by BCI.  BCI covenant that, without ARTs written
           --------------------------
consent, it shall not:

           (a) sell, transfer, convey or otherwise dispose of any of the Assets or any right thereto or interest therein except termination of leases not material to the business and transfers in accordance herewith;

           (b) encumber, or agree to encumber, in any way, or enter into any consensual restriction with respect to, any of the Assets or any right thereto or interest therein;

           (c) enter into any contract, agreements or understanding with respect to any of the Assets, other than leases terminable at will;

           (d) take any action which, or reasonably fail to take any action the failure of which, would cause either BCI's disqualification as an assignor of the Licenses, or would materially adversely affect the Assets or ART's or BCI's rights with respect thereto; or

           (e) enter into any agreements or commitments for any of 9.5(a) through 9.5(d).

     9.6.  Legend Removal.  On or after the date two years following the
           --------------
issuance of any Security to BCI, upon the request of BCI (or any transferee) if BCI or such transferee, as the case may be, is not an "affiliate" (as defined in Rule 144 of the Securities Act) of ART, ART shall issue to BCI (or such transferee) a replacement certificate for the Securities without the legend referenced in Section 3.14.

10.  Conditions Precedent to ART's Obligations.  The obligations of ART to
     -----------------------------------------
consummate the transactions contemplated hereby shall be subject to the fulfillment by BCI prior to or at the Closing, of each of the following conditions, any of which may be waived by ART in its sole discretion:

     10.1. Representations and Warranties.  The representations and warranties
           ------------------------------
made by BCI in this Agreement (including all exhibits and schedules hereto), shall be true and correct in all material respects when made and shall be repeated and shall be true and correct in all material respects at and as of the Closing Date (except insofar as any of those representations and warranties are expressly qualified by reference to any earlier or later date and except insofar as an act by ART under the Management Agreement or failure to perform its obligations thereunder causes such representations and warranties to be untrue or incorrect), and ART shall have received a certificate dated the date of the Closing signed by the chief executive officer of BCI to the foregoing effect.

     10.2. Consents.  All material filings with and consents from all federal,
           --------
state and local governmental agencies required to consummate the transactions contemplated by this Agreement shall have been made or received, as applicable.

     10.3. FCC Licenses.  Without limiting the generality of Section 10.2, the
           ------------
FCC shall have consented to the assignment of all of the Licenses by a Final Order (as defined below), without any conditions or restrictions that materially affect the value of the Licenses or operations pursuant to the Licenses or any conditions or restrictions materially different than the normal authorizations issued by the FCC to other 39 GHz license holders at the date of the Closing. In the event that any FCC order approving the transfer of the Licenses to ART imposes such conditions, this condition shall not be satisfied until such conditions are removed or eliminated, and BCI and ART shall cooperate with one another in obtaining the removal or elimination of such restrictions. "Final Order" means an action by the FCC giving its consent to the assignment of the Licenses, with respect to which no request for stay, petition for rehearing, reconsideration or appeal is pending, and as to which the time for filing any petition for rehearing, reconsideration or appeal has expired and with respect to which the time for agency reconsideration or review taken on its own motion has expired, or in the event of the filing of such request, petition or appeal, an action which shall have been reaffirmed or upheld and with respect to which the time for seeking further administrative or judicial review shall have expired.

     10.4. Changes.  There shall not have been any material adverse change
           -------
specific to the Licenses, it being understood that changes affecting 39 GHz Licenses generally and changes external to BCI and its business such as changes in demographics, the industry or the economy shall not be deemed specific to the Licenses.

     10.5. HSR Matters.   All applicable waiting periods (and any extensions
           -----------
thereof) under the HSR Act shall have expired or otherwise been terminated.

     10.6. Performance by BCI; Certificate.  BCI shall have performed and
           -------------------------------
complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, and the chief executive officer of BCI shall deliver to ART a certificate dated the Closing Date to such effect.

     10.7. Opinions of Counsel for BCI.  ART shall have received favorable
           ---------------------------
opinions addressed to it and dated the Closing Date of counsel and FCC counsel for BCI, in substantially the form set forth in Exhibits B and C, respectively.

     10.8. Absence of Litigation.  No action or proceeding shall be pending
           ---------------------
against BCI or involving the Assets at the Closing Date before any court or governmental body or authority which could be materially adverse to the Assets. There shall not be in existence any court order or order of any governmental agency or body which prevents or makes illegal the consummation of the transactions contemplated hereby.

     10.9. Release of Liens.  All of the Assets shall be free and clear of all
           ----------------
liens and ART shall have received evidence of the release of all Liens and the termination of all financing statements, if any, as may be reasonably requested by ART.

11.  Conditions Precedent to the Obligations of the BCI. The obligations of BCI
     --------------------------------------------------
to consummate the transactions contemplated hereby shall be subject to the fulfillment by ART prior to or at the Closing, of each of the following conditions, any of which may be waived by BCI in its sole discretion:

     11.1. Representations and Warranties.  The representations and warranties
           ------------------------------
made by ART in this Agreement shall be true and correct in all material respects when made and shall be repeated and shall be true and correct in all material respects at and as of the Closing Date (except insofar as any of the representations and warranties are expressly qualified by reference to an earlier or later date), and BCI shall have received a certificate dated the date of Closing signed by an officer of ART to the foregoing effect.

     11.2. HSR Matters.   All applicable waiting periods (and any extensions
           -----------
thereof) under the HSR Act shall have expired or otherwise been terminated.

     11.3. Government Consents.  All material filings with and consents from all
           -------------------
federal, state and local governmental agencies required to consummate the transactions contemplated hereby shall have been obtained at or prior to the Closing.

     11.4. Performance of ART.  ART shall have performed and complied in all
           ------------------
material
respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing and an executive officer of ART shall deliver to BCI a certificate dated the Closing Date to such effect.

     11.5. Absence of Litigation. There shall not be in existence any court
           ---------------------
order or order of any governmental agency or body which prevents or makes illegal the consummation of the transactions contemplated hereby.

     11.6. Consideration.  The Consideration shall have been delivered to BCI.
           -------------

     11.7. Material Adverse Change.  There shall not have occurred with respect
           -----------------------
to any issue of debt of ART having an outstanding principal amount of $5,000,000 or more (i) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, (ii) the failure to make a payment of principal or interest when due that has not been made, waived or extended within 5 days of such payment default, or (iii) if ART is not generally paying its debts as they come due, admits its inability to pay its debts as they come due, or if ART commences, or there is commenced against ART and undismissed, any proceedings under any bankruptcy, insolvency or reorganization law.

     11.8. Opinion of Counsel for ART.  BCI shall have received a favorable
           --------------------------
opinion addressed to it and dated the Closing Date of counsel for ART in substantially the form set forth in Exhibit D.

12.  Termination.  This Agreement may be terminated prior to the Closing by the
     -----------
parties as set forth in this Section 12.

          (a)  at any time by the mutual written consent of BCI and ART;

          (b) by ART at any time after April 1, 2001 (the "End Date"), if the conditions set forth in Section 10 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by BCI by such time provided that if prior to the End Date, the FCC has issued an order, that is not yet a Final Order, approving the transfer or change in control, as applicable, of the Licenses, to ART, BCI may extend the End Date until May 15, 2001 by notice to ART;

          (c) by BCI at any time after the End Date, if the conditions set forth in Section 11 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by ART by such time provided that if prior to the End Date, the FCC has issued an order, that is not yet a Final Order, approving the transfer or change in control, as applicable, of the Licenses, to ART, ART may extend the End Date until May 15, 2001 by notice to BCI; or

          (4) by BCI on the one hand, or by ART on the other, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the other set forth or contemplated by this Agreement, which breach cannot be cured prior to the Closing and which would result in the failure by the non-terminating party to satisfy one or more conditions to Closing hereunder;

provided, however, that the terminating party may not terminate its obligations
--------  -------
under this Agreement if such terminating party has breached this Agreement or the Management Agreement in any material respect.

     Notwithstanding any termination of this Agreement pursuant to this Section 12, the provisions of Sections 8 hereof shall remain in full force and effect and no termination of this Agreement pursuant to Section 12(b), (c) or (d) shall relieve a breaching party of any liability hereunder for any such breach occurring prior to termination.

13.  Regulatory Matters.  Each party hereto recognizes that it is subject to
     ------------------
certain FCC rules and other laws and is under an obligation to, among other things, disclose the existence of agreements relating to post auction market structures at the time such party files its FCC Form 175 in connection with FCC Auction No. 30 (the 39 GHz spectrum auction). The parties further recognize that this Agreement is limited by its terms to the acquisition of specified licenses and does not constitute an agreement relating to any party's conduct in the auction with respect to bid amounts, bid strategies or the markets that each bidder will or will not bid upon during the auction. The parties also recognize that, after the filing of the FCC Form 175, they may not engage in any prohibited discussion with the other of bid amounts, bid strategies or the markets each bidder will or will not bid upon during the auction.

14.  Entire Agreement; Assignability.  This Agreement, together with the Rights
     -------------------------------
Agreement, the Management Agreement and the schedules and exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. This Agreement (or any part thereof) may not be assigned by any party hereto without the prior written consent of the other parties hereto and any such attempted assignment shall be null and void, except to the extent that the assignment of Securities confers rights upon Holders.

15.  Amendment.  This Agreement may be amended by the parties hereto at any
     ---------
time, but only by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

16.  Headings.  Section headings are not to be considered part of this Agreement
     --------
and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof. References to Sections are to portions of this Agreement unless the context requires otherwise.

17.  Exhibits, etc.  Exhibits, schedules and other documents referred to in this
     -------------
Agreement are an integral part of this Agreement.

18.  Successors and Assigns.  All of the terms and provisions of this Agreement
     ----------------------
shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns.

19.  Notices, etc.  All notices, requests, demands and other communications
     ------------
hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered or mailed, first-class postage prepaid,

          (a)    if to BCI, to:         Bachow Communications, Inc.
                                        Three Bala Plaza East, Suite 502
                                        Bala Cynwyd, Pennsylvania  19004
                                        Attention: Paul S. Bachow

          with a copy (which shall
          not constitute notice) to:    Drinker Biddle & Reath LLP
                                        One Logan Square
                                        Philadelphia, Pennsylvania  19103-6996
                                        Attention: Howard A. Blum, Esq.
                                        Fax:  215-988-2757

          (b)    if to ART to:          Advanced Radio Telecom Corp.
                                        500 108th Avenue, NE, Suite 2600
                                        Bellevue, Washington 98004
                                        Attention:  Thomas M. Walker, Esq.

          with a copy to (which shall
          not constitute notice) to:    Ropes & Gray
                                        One International Place
                                        Boston, Massachusetts 02110-2624
                                        Attention: Mary E. Weber, Esq.

20.  Governing Law.  This Agreement and the rights and obligations of the
     -------------
parties hereto arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the internal conflict of law provisions thereof.

21.  Severability.  The provisions of this Agreement are severable, and if any
     ------------
one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

22.  Counterparts.  This Agreement may be executed simultaneously in any number
     ------------
of
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        [The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                              BACHOW COMMUNICATIONS, INC.


                              By: ________________________________
                                  Name:
                                  Title:

                              ADVANCED RADIO TELECOM CORP.


                              By: ________________________________
                                  Name:
                                  Title:

                             SCHEDULE 1.1 - ASSETS


LICENSES

                               Channel                 Latitude          Longitude                          Status of any
Licensee   Market    Call Sign   Pops  Sq. Miles    Minimum Maximum   Minimum Maximum    Expiration Date   FCC Application
-----------------    ---------   ---------------    ------- -------   ------- -------    ---------------------------------

LEASES

Landlord     Address               Monthly Rent        Contact Person
--------------------------------------------------------------------------------

                                   Guaranty

     Paul S. Bachow, the sole shareholder of BCI ("Guarantor"), hereby guarantees that the obligations of BCI under Section 5.8 and Section 8.1 (the "Obligations") will be paid in full when due and payable ("Guaranty"). This Guaranty shall be a continuing, absolute and unconditional guaranty and shall be irrevocable and remain in full force and effect until all Obligations, shall have been paid or provided for according to the terms of this Agreement. This is a guaranty of payment and not of collection, and the Guarantor expressly waives any right to require that any action be brought against BCI or to require that resort be had to any security, whether held by or available to ART. If ART prevails in enforcing the Guaranty, the Guarantor will pay all reasonable costs and expenses, including reasonable attorneys' fees (whether or not suit is brought and whether incurred at trial, upon rehearing, retrial or appeal or in any bankruptcy proceeding), paid or incurred by ART in enforcing this Guaranty, the amount of such attorneys' fees to be without regard to any statutory presumption.



                                    _________________________________
                                    Paul Bachow, Individually